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                                                                    EXHIBIT 99.1

                             FOR IMMEDIATE RELEASE
                             ---------------------

          RMH TELESERVICES RAISES $23.4 MILLION IN PRIVATE PLACEMENT

BRYN MAWR, PA - October 1, 2001 - RMH Teleservices, Inc. (Nasdaq NMS:RMHT), a leading provider of customer relationship management services, today announced the completion of a $23.4 million private placement through ThinkEquity Partners. The private placement consisted of 2.4 million units, each priced at $9.64 and comprised of one common share and one-third of a warrant to purchase an additional common share at an exercise price of $12.00 per share. The common shares were priced to market, and each whole warrant is exercisable until September 28, 2006.

John Fellows, Chief Executive Officer of RMH Teleservices, stated, "We will utilize this capital infusion to expand our operational infrastructure, providing additional capacity for both new and existing client relationships. We thank our new shareholders for their confidence in RMH. With our strong management team and growing client base, we believe RMH will continue its leadership position in the customer relationship management industry."

Scot Brunke, Chief Financial Officer, added, "We expect approximately $22.0 million in net proceeds from this transaction. This further strengthening of our balance sheet will serve as an important competitive advantage as blue-chip corporations seek long-term, financially strong CRM partners. We look forward to reporting our progress in the months ahead."

About RMH Teleservices

RMH Teleservices, Inc. is a leading provider of customer relationship management services and e-commerce solutions for major corporations in the technology, telecommunications, financial services, insurance, transportation and logistics industries. Founded in 1983, the Company is headquartered in Bryn Mawr, Pennsylvania, employs approximately 8,000 people and has over 5,000 workstations across 26 facilities throughout the United States and Canada. To learn more about RMH Teleservices, please reference the Company's web site at www.rmht.com.
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This news release contains forward-looking statements. Such forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or qualified and certain of which are discussed from time to time in the Company's filings with the Securities and Exchange Commission. The risks and uncertainties that may affect the disclosures contained herein include, but are not limited to: (i) reliance on principal client relationships in the insurance, financial services and telecommunications industries; (ii) fluctuations in quarterly results of operations due to the timing of clients' telemarketing campaigns, the commencement and expiration of contracts, unanticipated delays to the opening of new call centers and expansion of existing call centers, the amount of new business generated by the Company, changes in the Company's revenue mix among its various customers, bonus arrangements continuing to be negotiated with clients, and if negotiated, any amount being earned, the timing of additional selling, general and administrative expenses to acquire and support such new business, and changes in competitive conditions affecting the telemarketing industry; (iii) difficulties of managing growth profitably; (iv) dependence on the services of the Company's executive officers and other key operations and technical personnel; (v) changes in the availability of qualified employees; (vi) fluctuations in US dollar and Canadian dollar exchange rates; (vii) delivery on a timely basis and performance of automated call-processing systems and other technological factors; (viii) reliance on independent long-distance companies; (ix) changes in government regulations affecting the teleservices and telecommunications industries; (x) competition from other outside providers of teleservices and in-house telemarketing operations of existing and potential clients; (xi) competition from providers of other marketing formats, such as direct mail and emerging strategies such as interactive shopping and marketing over the Internet; (xii) changes in relationships with credit providers and lenders (xiii) realization of revenues and unexpected expenses.

For Additional Information, Please Contact:
RMH Teleservices, Inc.                           Investor Relations:
Scot Brunke, CFO                                 The Equity Group Inc.
sbrunke@rmhteleservices.com                      www.theequitygroup.com
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(610) 520-5300                                   Lauren Barbera  (212) 836-9610
                                                 lbarbera@equityny.com
                                                 Loren G. Mortman (212) 836-9604
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